Exhibit 99.1

Oragenics, Inc. Announces Reverse Stock Split

January 8, 2018

TAMPA, Fla. — Florida-based biopharmaceutical company Oragenics, Inc. (NYSE American: OGEN) (the “Company”) today announced a reverse split of its common stock, $0.001 par value, at a ratio of 1 for 10, effective January 19, 2018 (the “Effective Date”). The Company’s common stock will begin trading on a split-adjusted basis when the markets open on January 22, 2018 under the existing trading symbol “OGEN”.

As a result of the reverse split, each 10 pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the holders, and the number of outstanding common shares will be reduced from approximately 49 million shares to approximately 4.9 million shares. The reverse split will also apply to common stock issuable upon the exercise of the Company’s outstanding stock options. In addition, the Company also announced that the authorized common stock of the Company will be decreased from 450 million to 45 million shares. The authorized preferred stock will remain at 50,000,000 shares. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the par value of the common stock.

On November 3, 2017, the board of directors of the Company approved the reverse stock split, subject to shareholder approval. The majority shareholders approved giving the Board discretionary authority to enact the reverse stock split by written consent on December 1, 2017 in accordance with the Company’s current articles of incorporation and bylaws. The Board approved the reverse stock split on a one for ten ratio on January 8, 2018.

No fractional shares will be issued as a result of the reverse stock split. Shareholders who otherwise would be entitled to a fractional share because they hold a number of shares not evenly divisible by the 1 for 10 reverse split ratio, will automatically be entitled to receive an additional fractional share of the Company’s common stock to round up to the next whole share.

The Company’s transfer agent, Continental Stock Transfer & Trust, will provide instructions to shareholders regarding the process for exchanging shares. Additional information about the reverse stock split can be found in the Company’s definitive information statement (Form DEF 14C) filed with the Securities and Exchange Commission on December 8, 2017 available free of charge at the SEC’s website www.sec.gov or at the Company’s website www.oragenics.com. Continental Stock Transfer & Trust can be reached by phone at (212) 509-4000 or mail at One State Street, 30th Floor, New York, NY 10004-1561.

Commenting on the matter, President and CEO Dr. Alan Joslyn stated: “We believe that the resulting increase in share price from the reverse split will improve the perception of our common stock and increase the appeal of our stock to a broader range of investors which will benefit the Company and our shareholders.”

About Oragenics, Inc.

We are focused on becoming a leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation and its subsidiaries. The collaborations allows Oragenics to accelerate the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, please visit www.oragenics.com.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance.

These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “ believe,” “ expect,” “ anticipate,” “ intend,” “ estimate,” “ project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, whether the reverse stock split will be beneficial to the Company and its shareholders, any inability to meet the NYSE American continued listing standards in the future for any reason, and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investor/Media Relations:

The Ruth Group

Tram Bui 646-536-7035

tbui@theruthgroup.com